As filed with the Securities and Exchange Commission on January 15, 2016
Securities Act File No. 333-203809

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. 2

Voya Variable Portfolios, Inc.

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Scottsdale, Suite 100, Arizona 85258-2034
(Address of Principal Executive Offices) (Zip Code)

1-800-262-3862
(Registrant’s Area Code and Telephone Number)

Huey P. Falgout, Jr.

Voya Investment Management

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston, MA 02199

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class ADV, Class I, and Class S of Voya Global Value Advantage Portfolio

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of VY® DFA World Equity Portfolio, a series of Voya Investors Trust, with and into Voya Global Value Advantage Portfolio, a series of Voya Variable Portfolios, Inc., as required by Item 16(12) of Form N-14. Parts A and B of this Registration Statement are incorporated by reference to the Proxy Statement/Prospectus and Statement of Additional Information which were filed on EDGAR on June 10, 2015 (File No. 333-203809).

VOYA VARIABLE PORTFOLIOS, INC.

(“Registrant”)

PART C:

OTHER INFORMATION

ITEM 15: INDEMNIFICATION

Article 10, Section (iv) of Voya Variable Portfolios, Inc.’s Articles of Incorporation, as amended, provides the following:

iv.	The Corporation shall indemnify its officers, directors, employees, and agents and any person who serves at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise as follows:

	(a)	Every person who is or has been a director, officer, employee, or agent of the Corporation and persons who serve at the Corporation’s request as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified by the Corporation to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him/her in connection with any debt, claim, action, demand, suit, proceeding, judgment, decree, liability, or obligation of any kind in which he/she becomes involved as a party or otherwise by virtue of his/her being or having been a Director, officer, employee, or agent of the Corporation or of another corporation, partnership, joint venture, trust, or other enterprise at the request of the Corporation, and against amounts paid or incurred by him/her in the settlement thereof.

	(b)	The words “claim,” “action,” “suit,” or “proceeding” shall apply to all claims, actions, suits, or proceedings (civil, criminal, administrative, legislative, investigative, or other, including appeals), actual or threatened, and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties, and other liabilities.

	(c)	No indemnification shall be provided hereunder to a director, officer, employee, or agent against any liability to the Corporation or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

	(d)	The rights of indemnification provided herein may be insured against by policies maintained by the Corporation, shall be several, shall not affect any other rights to which any director, officer, employee or agent may now or hereafter be entitled, shall continue as to a person who has ceased to be such director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

	(e)	In the absence of a final decision on the merits by a court or other body before which such proceeding was brought, an indemnification payment will not be made, except as provided in subparagraph (f) of this paragraph (iv), unless in the absence of such a decision, a reasonable determination based upon a factual review has been made:

(1) By a majority vote of a quorum of non-party directors who are “not interested persons” of the Corporation (as defined in the 1940 Act); or

	(2)	By independent legal counsel in a written opinion that the indemnitee was not liable for an act of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties.
(f)

The Corporation further undertakes that advancement of expenses incurred in the defense of a proceeding (upon undertaking for repayment unless it is ultimately determined that indemnification is appropriate) against an officer, director or controlling person of the Corporation will not be made absent the fulfillment of at least one of the following conditions:

	(1)	The indemnity provides security for his undertaking;
	(2)	The Corporation is insured against losses arising by reason of any lawful advances; or
(3)

A majority of a quorum of non-party directors who are “not interested" persons or independent legal counsel in a written opinion makes a factual determination that there is a reason to believe the indemnity will be entitled to indemnification.

(g)	Neither the amendment nor repeal of this paragraph (iv) of Article 9, nor the adoption of any amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this paragraph (iv) of Article 10 shall apply to or affect in any respect the applicability of the preceding provisions with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

In addition, Voya Variable Portfolios, Inc.’s officers and directors are currently covered under a directors and officers errors and omissions liability insurance policy issued by ICI Mutual Insurance Company, which expires September 30, 2015.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers, and controlling persons of Voya Variable Portfolios, Inc. pursuant to the foregoing provisions or otherwise, Voya Variable Portfolios, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Voya Variable Portfolios, Inc. of expenses incurred or paid by a director, officer, or controlling person of Voya Variable Portfolios, Inc. in connection with the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the shares being registered, Voya Variable Portfolios, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act and be governed by final adjudication of such issue.

Pursuant to Indemnification Agreements between the Company and each Independent Director, the Company indemnifies each Independent Director against any liabilities resulting from the Independent Director’s serving in such capacity, provided that the Independent Director has not engaged in certain disabling conduct.

ITEM 16. EXHIBITS

1.	a.	Articles of Amendment and Restatement dated May 1, 2002 – Filed as an Exhibit to

Post-Effective Amendment No. 22 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.
b.

Articles Supplementary dated August 12, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

c.

Articles Supplementary effective April 29, 2005 (issuance of Class ADV shares) – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 28, 2005 and incorporated herein by reference.

d.

Articles of Amendment dated February 17, 2004 (name change from ING VP Technology Portfolio to ING VP Global Science and Technology Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 23 to the Registrant’s Form N-1A Registration Statement on February 11, 2005 and incorporated herein by reference.

e.

Articles of Amendment dated April 30, 2004 (redesignation of Class R shares to Class I shares) – Filed as an Exhibit to Post-Effective Amendment No. 23 to the Registrant’s Form N-1A Registration Statement on February 11, 2005 and incorporated herein by reference.

f.

Articles of Amendment dated November 29, 2007 (dissolve ING VP International Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 34 to the Registrant’s Form N-1A Registration Statement on January 25, 2008 and incorporated herein by reference.

g.

Articles Supplementary dated November 30, 2007 (establishment of new series – ING WisdomTreeSM Global High-Yielding Equity Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 34 to the Registrant’s Form N-1A Registration Statement on January 25, 2008 and incorporated herein by reference.

h.

Articles Supplementary dated February 15, 2008 (establishment of new series – ING International Index Portfolio, ING Lehman Brother Aggregate Bond Index® Portfolio, ING MorningTMStar U.S. Growth Index Portfolio, ING RussellTM Large Cap Index Portfolio, ING RussellTM Mid Cap Index Portfolio, and ING RussellTM Small Cap Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 37 to the Registrant’s Form N-1A Registration Statement on February 29, 2008 and incorporated herein by reference.

i.

Articles of Amendment effective March 7, 2008 (name change from ING Lehman Brothers Aggregate Bond Index® Portfolio to ING Lehman Brothers U.S. Aggregate Bond Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 39 to the Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

j.

Articles of Amendment effective April 28, 2008 (name change from ING VP Global Science and Technology Portfolio to ING BlackRock Global Science and Technology Portfolio; ING VP Growth Portfolio to ING Opportunistic LargeCap Growth Portfolio; and ING VP Value Opportunity Portfolio to ING Opportunistic LargeCap Value Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Registrant’s Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

k.	Articles Supplementary dated June 6, 2008 (establishment of new series – ING Russell Global LargeCap Index 85% Portfolio) – Filed as an Exhibit to Post-Effective

Amendment No. 42 to the Registrant’s Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.
l.

Articles of Amendment dated July 9, 2008 (establishment of new series – ING Global Equity Option Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Registrant’s Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

m.

Articles Supplementary dated October 15, 2008 (establishment of new series – ING U.S. Government Money Market Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 44 to the Registrant’s Form N-1A Registration Statement on October 30, 2008 and incorporated herein by reference.

n.

Articles Supplementary effective January 23, 2009 (issuance of Service 2 Class shares) – Filed as an Exhibit to Post-Effective Amendment No. 49 to the Registrant’s Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

o.

Articles Supplementary dated February 12, 2009 (issuance of ING Russell Large Cap Index Portfolio – Class I shares) – Filed as an Exhibit to Post-Effective Amendment No. 51 to the Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

p.

Articles Supplementary dated March 18, 2009 (issuance of ING Hang Seng Index Portfolio, ING Russell Large Cap Growth Index Portfolio, ING Russell Large Cap Value Index Portfolio, ING Russell Large Cap Value Index Portfolio, and ING Russell Mid Cap Growth Index Portfolio – Class ADV, Class I, Class S, and Class S2 shares) – Filed as an Exhibit to Post-Effective Amendment No. 51 to the Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

q.

Articles of Amendment effective May 1, 2009 (name change from ING BlackRock Global Science and Technology Portfolio to ING BlackRock Science and Technology Opportunities Portfolio; ING Lehman Brothers U.S. Aggregate Bond Index Portfolio to ING U.S. Bond Index Portfolio; ING Opportunistic LargeCap Value Portfolio to ING Opportunistic LargeCap Portfolio; ING Russell Global Large Cap Index 85% Portfolio to ING Russell Global Large Cap Index 75% Portfolio; ING VP Index Plus LargeCap Portfolio to ING Index Plus LargeCap Portfolio; ING VP Index Plus MidCap Portfolio to ING Index Plus MidCap Portfolio; ING VP Index Plus SmallCap to ING Index Plus SmallCap; and ING VP Small Company Portfolio to ING Small Company Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 51 to the Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

r.

Articles Supplementary dated June 22, 2009 (issuance of ING Dow Jones Euro STOXX 50® Index Portfolio, ING FTSE 100 Index® Portfolio, ING Japan Equity Index Portfolio, and ING NASDAQ 100 Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 53 to the Registrant’s Form N-1A Registration Statement on July 31, 2009 and incorporated herein by reference.

s.

Articles Supplementary dated July 31, 2009 (increase authorized shares of ING International Index Portfolio and ING Russell Large Cap Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

t.	Articles Supplementary dated August 5, 2009 (increase authorized shares of ING Dow

Jones Euro STOXX 50® Index Portfolio, ING Russell Mid Cap Index Portfolio, and ING U.S. Bond Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

u.

Articles of Amendment dated September 21, 2009 (dissolution of ING Opportunistic LargeCap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

v.

Plan of Liquidation and Dissolution of Series effective October 23, 2009 (liquidation and dissolution of ING Global Equity Option Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

w.

Articles of Amendment, effective October 30, 2009, (name change from ING Nasdaq 100 Index Portfolio to ING NASDAQ 100® Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

x.

Articles of Amendment, effective April 30, 2010, (name change from ING Dow Jones Euro STOXX 50® Index Portfolio to ING Euro STOXX 50® Index Portfolio, and ING Japan Equity Index Portfolio to ING Japan TOPIX Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 55 to the Registrant’s Form N-1A Registration Statement on April 28, 2010 and incorporated herein by reference.

y.

Articles of Amendment dated July 20, 2010 (dissolution of Class S2 shares of ING Hang Seng Index Portfolio, ING Russell Large Cap Growth Index Portfolio, and ING Russell Large Cap Value Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

z.

Articles of Amendment dated August 10, 2010 (dissolution of ING Global Equity Option Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

aa.

Articles of Amendment dated September 8, 2010 (dissolution of ING Opportunistic LargeCap Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

bb.

Articles of Amendment dated January 6, 2011 (dissolution of ING U.S. Government Money Market Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

cc

Articles Supplementary dated January 26, 2011 (issuance of Class ADV and Class I shares of ING Australia Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

dd.	Articles Supplementary dated October 19, 2011 (issuance of ING Emerging Markets Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 63 to the

Registrant’s Form N-1A Registration Statement on November 28, 2011 and incorporated herein by reference.
ee.

Articles of Amendment dated April 13, 2011 (dissolution of ING NASDAQ 100 Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 65 to the Registrant’s Form N-1A Registration Statement on April 26, 2012 and incorporated herein by reference.

ff.

Articles Supplementary dated December 11, 2008 (classification and designation of Class I shares of ING Russell Large Cap Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

gg.

Articles of Amendment dated June 19, 2009 (dissolution of ING Morningstar U.S. Growth Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

hh.

Plan of Liquidation and Dissolution of Series effective April 7, 2010 with respect to ING RussellTM Global Large Cap Index 75% Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

ii.

Articles of Amendment dated October 17, 2012 (dissolution of ING WisdomTree Global High-Yielding Equity Index Portfolio Class I shares) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

jj.

Articles of Amendment dated April 22, 2013 (dissolution of ING BlackRock Science and Technology Opportunities Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

kk.

Articles of Amendment effective July 12, 2013 (name change from ING WisdomTree Global High-Yielding Equity Index Portfolio to ING Global Value Advantage Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

ll.

Articles Supplementary dated August 7, 2013 (increase number of authorized shares of ING U.S. Bond Index Portfolio for Class I) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

mm.

Articles Supplementary dated April 7, 2014 (classification and designation of Class I shares for Voya Global Value Advantage Portfolio and authorizing the increase in number of authorized shares of Class ADV shares of Voya International Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 71 to the Registrant’s Form N-1A Registration Statement on April 28, 2014 and incorporated herein by reference.

nn.	Articles of Amendment effective May 1, 2014 (change of names of Registrant and Series) – Filed as an Exhibit to Post-Effective Amendment No. 71 to the Registrant’s Form N-1A Registration Statement on April 28, 2014 and incorporated herein by reference.

oo.

Articles Supplementary dated September 23, 2014 (classification and designation of Class T shares for Voya Global Value Advantage Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 74 to the Registrant’s Form N-1A Registration Statement on November 13, 2014 and incorporated herein by reference.

pp.

Articles Supplementary dated November 21, 2014 (increase number of authorized shares of Voya Global Value Advantage Portfolio for Class S) – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Registrant’s Form N-1A Registration Statement on February 11, 2015 and incorporated herein by reference.

qq.

Articles Supplementary dated June 26, 2015 (increase number of authorized shares of Voya Global Value Advantage Portfolio for Class S) – Filed as an Exhibit to Post-Effective Amendment No. 79 to the Registrant’s Form N-1A Registration Statement on September 21, 2015 and incorporated herein by reference.

rr.

Articles Supplementary dated October 15, 2015 (classification and designation of class R6 shares of Voya Small Company Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 80 to the Registrant’s Form N-1A Registration Statement on November 19, 2015 and incorporated herein by reference.

2.	a.

Second Amended and Restated Bylaws – Filed as an Exhibit to the Post-Effective Amendment No. 27 to the Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(i)

Amendment adopted on March 11, 2010, to the Second Amended and Restated By-Laws of Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

3.	Not Applicable.

4.

Agreement and Plan of Reorganization between VY® DFA World Equity Portfolio, a series of Voya Investors Trust, and Voya Global Value Advantage Portfolio, a series of Voya Variable Portfolios, Inc. – Attached as Appendix A to the Proxy Statement/Prospectus.

5.	a.	Instruments Defining Rights of Holders – Filed as an Exhibit to Pre-Effective Amendment No. 1 to the Registrant’s Form N-1A Registration Statement on June 4, 1996 and incorporated herein by reference.
6.	a.

Amended and Restated Investment Management Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc. dated November 18, 2014 as amended and restated May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 79 to the Registrant’s Form N-1A Registration Statement on September 21, 2015 and incorporated herein by reference.

		(i)	Waiver Letter dated May 1, 2015 to the Amended and Restated Investment Management Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc., dated November 18, 2014, as amended and restated on May 1, 2015 with respect to Voya RussellTM Large Cap Growth Index Portfolio, Voya RussellTM Large Cap Value Index Portfolio, and Voya RussellTM Mid Cap Growth Index Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(ii)

Waiver Letter dated May 1, 2015 to the Amended and Restated Investment Management Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc., dated November 18, 2014, as amended and restated on May 1, 2015 with respect to Voya Euro STOXX 50® Portfolio, Voya FTSE 100 Index® Portfolio, and Voya Japan TOPIX Index® Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(iii)

Side Letter Agreement dated May 1, 2015 to the Amended and Restated Investment Management Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc., dated November 18, 2014, as amended and restated on May 1, 2015 with respect to Voya Russell™ Large Cap Growth Index Portfolio and Voya Russell™ Large Cap Value Index Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(iv)

Waiver Letter dated May 1, 2015 to the Amended and Restated Investment Management Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc., dated November 18, 2014, as amended and restated on May 1, 2015 with respect to Voya Australia Index Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(v)

Waiver Letter dated May 1, 2015 to the Amended and Restated Investment Management Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc., dated November 18, 2014, as amended and restated on May 1, 2015 with respect to Voya Emerging Markets Index Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(vi)

Waiver Letter dated May 1, 2015 to the Amended and Restated Investment Management Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc., dated November 18, 2014, as amended and restated on May 1, 2015 with respect to Voya Hang Seng Index Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(vii)

Waiver Letter dated May 1, 2015 to the Amended and Restated Investment Management Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc., dated November 18, 2014, as amended and restated on May 1, 2015 with respect to Voya Index Plus LargeCap Portfolio, Voya Index Plus MidCap Portfolio, Voya Index Plus SmallCap Portfolio, and Voya Small Company Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

b.	Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC dated November 18, 2014 – Filed as an Exhibit to Post-

Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.
(i)

Waiver Letter dated May 1, 2015 to the Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC dated November 18, 2014 with respect to Voya Australia Index Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(ii)

Waiver Letter dated May 1, 2015 to the Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC dated November 18, 2014 with respect to Voya Emerging Markets Index Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(iii)

Waiver Letter dated May 1, 2015 to the Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC dated November 18, 2014 with respect to Voya Euro STOXX 50® Portfolio, Voya FTSE 100 Index® Portfolio, and Voya Japan TOPIX Index® Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

c.

Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc. dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(i)

Amended Schedule A effective November 20, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc. dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 80 to the Registrant’s Form N-1A Registration Statement on November 19, 2015 and incorporated herein by reference.

(ii)

Amended Schedule A effective May 1, 2016 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc. dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(iii)

Side Letter Agreement dated November 18, 2014 (Voya International Index Portfolio) to the Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc. dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

	(iv)	Side Letter Agreement dated March 6, 2015 (Voya Global Value Advantage Portfolio) to the Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc. dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.
(v)

Side Letter Agreement dated May 1, 2016 (Voya Global Value Advantage Portfolio) to the Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc. dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

7.	a.

Distribution Agreement between Voya Variable Portfolios, Inc. and Voya Investments Distributor, LLC dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Registrant’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

8.

Directors' Deferred Compensation Plan, effective September 15, 2005 – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Registrant’s Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

9.	a.

Custody Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

(i)

Amended Exhibit A dated February 9, 2015 to the Custody Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

b.

Foreign Custody Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

(i)

Amended Exhibit A dated February 9, 2015 to the Foreign Custody Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(ii)

Amended Schedule 2, effective June 4, 2008, to the Foreign Custody Manager Agreement with the Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Registrant’s Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

c.

Securities Lending Agreement and Guaranty with The Bank of New York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

(i)

Amended Exhibit A dated February 9, 2015 to the Securities Lending Agreement and Guaranty with The Bank of New York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(ii)

Amendment, effective October 1, 2011, to Securities Lending Agreement and Guaranty with The Bank of New York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 63 to the Registrant’s Form N-1A Registration Statement on November 28, 2011 and incorporated herein by reference.

10.	a.

Third Amended and Restated Shareholder Services and Distribution Plan for Class S shares, effective September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 74 to the Registrant’s Form N-1A Registration Statement on November 13, 2014 and incorporated herein by reference.

b.

Second Amended and Restated Shareholder Service and Distribution Plan for Class ADV shares effective September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 74 to the Registrant’s Form N-1A Registration Statement on November 13, 2014 and incorporated herein by reference.

(i)

Waiver Letter dated May 1, 2015 to the Second Amended and Restated Shareholder Service and Distribution Plan for Class ADV shares effective September 12, 2014 with respect to Voya International Index Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

c.

Second Amended and Restated Shareholder Services and Distribution Plan for Class S2 shares between Voya Variable Portfolios, Inc. and Voya Investments Distributor, LLC effective September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 74 to the Registrant’s Form N-1A Registration Statement on November 13, 2014 and incorporated herein by reference.

(i)

Waiver Letter dated May 1, 2015 to the Amended and Restated Shareholder Services and Distribution Plan for Class S2 shares between Voya Variable Portfolios, Inc. and Voya Investments Distributor, LLC effective September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(ii)

Waiver Letter dated May 1, 2015 to the Amended and Restated Shareholder Services and Distribution Plan for Class S2 shares between Voya Variable Portfolios, Inc. and Voya Investments Distributor, LLC effective September 12, 2014 with respect to Voya Global Value Advantage Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

(iii)

Waiver Letter dated May 1, 2016 to the Amended and Restated Shareholder Services and Distribution Plan for Class S2 shares between Voya Variable Portfolios, Inc. and Voya Investments Distributor, LLC effective September 12, 2014 with respect to Voya Global Value Advantage Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

	d.	Shareholder Servicing Plan for Class T shares between Voya Variable Portfolios, Inc.

and Voya Investments Distributor, LLC effective September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 74 to the Registrant’s Form N-1A Registration Statement on November 13, 2014 and incorporated herein by reference.

e.

Distribution Plan for Class T shares between Voya Variable Portfolios, Inc. and Voya Investments Distributor, LLC effective September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 74 to the Registrant’s Form N-1A Registration Statement on November 13, 2014 and incorporated herein by reference.

(i)

Waiver Letter dated November 17, 2014 to the Distribution Plan for Class T shares between Voya Variable Portfolios, Inc. and Voya Investments Distributor, LLC effective September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 74 to the Registrant’s Form N-1A Registration Statement on November 13, 2014 and incorporated herein by reference.

(ii)

Waiver Letter dated May 1, 2016 to the Distribution Plan for Class T shares between Voya Variable Portfolios, Inc. and Voya Investments Distributor, LLC effective September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

f.

Second Amended and Restated Multi-Class Plan pursuant to Rule 18f-3 for Voya Variable Portfolios, Inc., effective September 10, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 80 to the Registrant’s Form N-1A Registration Statement on November 19, 2015 and incorporated herein by reference.

11.	Opinion and Consent of Counsel – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement on May 1, 2015 and incorporated herein by reference.
12.	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.
13.	a.

License Agreement between Aetna Services, Inc. and Aetna Variable Portfolios, Inc. dated June 19, 1996 – Filed as an Exhibit to Post-Effective Amendment No. 1 to the Registrant’s Form N-1A Registration Statement on March 7, 1997 and incorporated herein by reference.

b.

Fund Accounting Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

(i)

Amended Exhibit A dated February 9, 2015 to the Fund Accounting Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

c.

Allocation Agreement (Investment Company Blanket Bond) dated September 24, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

		(i)	Amended Schedule A dated April 2007 to the Allocation Agreement dated September 24, 2003 – Filed as an Exhibit to Post-Effective Amendment No.

55 to the Registrant’s Form N-1A Registration Statement on April 28, 2010 and incorporated herein by reference.
d.

Allocation Agreement (Directors and Officers Liability) dated September 26, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 29 to the Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

(i)

Amended Schedule A dated April 2007 to the Allocation Agreement (Directors and Officers Liability) dated September 26, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 39 to the Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

e.

Transfer Agency Services Agreement with BNY Mellon Investment Servicing (U.S.) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) dated February 25, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 51 to the Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(i)

Amendment, effective February 8, 2011, to the Transfer Agency Services Agreement with BNY Mellon Investment Servicing (U.S.) Inc. dated February 25, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 60 to the Registrant’s Form N-1A Registration Statement on April 25, 2011 and incorporated herein by reference.

(ii)

Amended Exhibit A dated May 23, 2014 to the Transfer Agency Services Agreement with BNY Mellon Investment Servicing (U.S.) Inc. dated February 25, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 74 to the Registrant’s Form N-1A Registration Statement on November 13, 2014 and incorporated herein by reference.

14.	Consent of independent registered public accounting firm – Not Applicable.
15.	Not applicable.
16.

Powers of Attorney – Powers of Attorney for Todd Modic and each Director except Martin J. Gavin and Christopher P. Sullivan - Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement filed on May 1, 2015 and incorporated herein by reference. Powers of Attorney for Messrs. Gavin and Sullivan – Filed herein.

17.	Not applicable.

ITEM 17. UNDERTAKINGS

1.

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.	The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933

Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

3.

The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the reorganization described in this registration statement that contains an opinion of counsel supporting the tax matters.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement under Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale and State of Arizona on the 15 day of January, 2016.

Voya Variable Portfolios, inc.

By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Todd Modic*	Senior Vice President and Chief/Principal Financial Officer	January 15, 2016

Colleen D. Baldwin*	Director	January 15, 2016

John V. Boyer*	Director	January 15, 2016

Patricia W. Chadwick*	Director	January 15, 2016

Peter S. Drotch*	Director	January 15, 2016

Martin J. Gavin*	Director	January 15, 2016

Russell H. Jones*	Director	January 15, 2016

Patrick W. Kenny*	Director	January 15, 2016

Shaun P. Mathews*	Interested Director and President and Chief Executive Officer	January 15, 2016

Joseph E. Obermeyer	Director	January 15, 2016

Sheryl K. Pressler*	Director	January 15, 2016

Christopher P. Sullivan*	Director	January 15, 2016

Roger B. Vincent*	Director	January 15, 2016

*By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
as Attorney-in-Fact**

**	Powers of Attorney for Todd Modic and each Director except Martin J. Gavin and Christopher P. Sullivan - Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement filed on May 1, 2015 and incorporated herein by reference. Powers of Attorney for Messrs. Gavin and Sullivan – Filed herein.

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences
(16)	Powers of Attorney for Martin J. Gavin and Christopher P. Sullivan